Exhibit 4 (g)

KOKANEE PLACER LTD.

302 – 15015 Victoria Ave

White Rock, B.C.

V4B 1G2

Tel: (604) 542-2691

May 15, 2006

MAX Resource Inc.

1400-400 Burrard Street

Vancouver, B.C.

V6C 3G2

Attention:  Stuart Rogers - President

Dear Stuart;

Re: Option Agreement on the Diamond Peak Property, Eureka County, Nevada

This letter of intent sets out the general terms and conditions of our agreement to enter into an option agreement (the “Option Agreement”) whereby Kokanee Placer Ltd. (“Kokanee”), a B.C. corporation,  would have the option to acquire up to a 51% interest in the Diamond Peak Property in Eureka County, Nevada.    Further to our discussions, we advise that Kokanee intends to exchange its shares for the shares of a company (“Kokanee Minerals”) to be listed on the TSX Venture Exchange prior to December 31, 2006.

MAX Resource Inc. (“MAX”) has an option to purchase the Diamond Peak Property under the terms of an agreement dated May 9, 2006 (the “Underlying Agreement”) from the Wendt Family Trust (the “Owner”), subject to an NSR and has the right, with consent of the Owner, to assign a portion of its interest in the Underlying Agreement to Kokanee on the following terms and conditions:

1.

The Diamond Peak property will include 38 claims currently held by MAX and such additional claims that are acquired in the area of interest, at the direction and expense of Kokanee, around the existing Diamond Peak claims, as that area of interest is defined in the Underlying Agreement (the “Area of Mutual Interest”)

2.

On execution of the Option Agreement, Kokanee agrees to:

i)

pay US$25,000 to MAX;

ii)

issue 100,000 shares of the common stock of Kokanee Minerals to MAX.

3.

To maintain the Option Agreement in good standing, Kokanee agrees to make the following annual payments and share issuances to MAX:

i)

On the first anniversary date of this Agreement:

(a)

Issue 200,000 shares of Kokanee Minerals to MAX; and

(b)

Either:

-pay US$35,000 to Max; or

-issue to MAX either 200,000 common shares of Kokanee Minerals or that number of shares of Kokanee Minerals which are valued at US$35,000 (calculated at the

30 day trading average just prior to issuance), whichever is greater.

ii)

On the second anniversary date of this Agreement:

(a)

Issue 300,000 shares of Kokanee Minerals to MAX; and

(b)

Either:

-pay US$45,000 to Max; or

-issue to MAX either 300,000 common shares of Kokanee Minerals or that number of shares of Kokanee Minerals which are valued at US$45,000 (calculated at the

30 day trading average just prior to issuance), whichever is greater.

iii)

On the third anniversary date of this Agreement:

Either:

-pay US$100,000 to Max; or

-issue to MAX either 600,000 common shares of Kokanee Minerals or that number of shares of Kokanee Minerals which are valued at US$100,000 (calculated at the

30 day trading average just prior to issuance), whichever is greater.

iv)

On commencement of commercial production, issue 1,000,000 shares of Kokanee Minerals to MAX

4.

The Option will be for a term of three (3) years from the date of this Agreement, subject to the following yearly work commitments:

i)

$100,000 to be spent in the first year of this Agreement;

ii)

$300,000 in the second year, and

iii)

$600,000 in the third year.

Work commitment expenditures by Kokanee during any period in excess of the work commitment obligation for such period shall be cumulatively credited against Kokanee’s subsequent work commitment obligations. Kokanee shall provide documentary substantiation of the performance of its work commitment obligations if so requested by MAX.

5.

On the date that commercial production is commenced at the Diamond Peak Property, Kokanee agrees that it is jointly responsible with MAX, pro rata according to their respective interests in the Diamond Peak Property, for ensuring that a net smelter royalty of 3% due to the Owner under the Underlying Agreement is paid from any production on the Diamond Peak Property.

6. During the term of the Option, Kokanee agrees to pay all mining claim maintenance fees at least thirty days before they become due in order to maintain the Diamond Peak Property in good standing and will provide MAX with proof of such payment at least fifteen (15) days before the applicable deadline.

7.

Execution of this Option Agreement is subject to acceptance by the board of directors of MAX Resource Inc. and by the TSX Venture Exchange, where applicable.

8.

The parties agree that they will enter into the formal Option Agreement on or before July 31, 2006 and agree that the Option Agreement shall be in form registrable with the State of Nevada and / or US Bureau of Land Management, as applicable.

Sincerely;

Kokanee Placer Ltd.

/s/ Laurence Stephenson

Laurence Stephenson

President

Acknowledged and agreed by:

MAX Resource Inc.

/s/Stuart Rogers

May 15, 2006

___________________________________________

_________________________

Stuart Rogers

President

Date

On behalf of the Wendt Family Trust, and in my capacity as a signatory for the Wendt Family Trust, I confirm that the above terms are hereby read, understood, acknowledged, accepted and consented to:

THE WENDT FAMILY TRUST

/s/ Clancy Wendt

___________________________

Clancy Wendt, authorized signatory